Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investor Relations
Phone:	(732) 786-8044
Email:	info@medifirstsolutions.com
Website:	www.medifirstsolutions.com

MEDIFIRST SOLUTIONS, INC. ANNOUNCES

UPDATE ON FDA SUBMISSION

Freehold, NJ – February 11, 2016 – MEDIFIRST SOLUTIONS, INC. (OTCQB: MFST) (the “company” or “Medifirst”) would like to update shareholders on the progress of its 510(k) submission to the Food and Drug Administration (FDA). Commented CEO Bruce J. Schoengood, “We are pleased to inform our shareholders that The Time Machine Infrared Laser System is in the final stages of review for 510(k) approval.” Working with Medifirst’s FDA consulting firm, the company is progressing to gather the information and reports necessary to respond to the request for additional information regarding the hand-held laser system received from the FDA. The deadline for the company to respond is June 2016, but Medifirst anticipates it will have the response completed within the next eight weeks. Upon the completion of the review process to the satisfaction of the FDA, and being awarded 510(k) clearance, Medifirst will begin to sell its laser units across the United States. The company believes that the approval will also jump-start international sales for several distributors in South America and Europe.

Driven by the huge demand for minimally invasive skin and pain treatments, the global market for medical and therapeutic lasers have been estimated to grow as high as to $4 billion in 2015. Continued CEO Schoengood, “This technology represents huge potential growth for the company and we have assembled a team of industry professionals that have assisted in the FDA process. The FDA request for additional information is a common request and we are very excited to complete the process. We appreciate the support and patience of our shareholders and the company will be updating shareholders on company events and progress on a regular basis.” Medifirst believes that the laser devices are very unique and offer an easy-to-use, mobile, affordable and effective product for many different health care professionals.The Time Machine Laser System can serve to enhance their current treatment protocols, as well as produce additional revenue streams from the treatment range Medifirst believes The Time Machine Infrared Laser System is capable of delivering to such health care professionals. Please visit www.medifirstsolutions.com and the Medifirst social media pages for more information.

About the Lasers

Medical Lasers Manufacturer, Inc. (“MLM”), a Medifirst subsidiary, will specialize in producing high quality diode-pumped solid-state lasers. The laser division, including products and treatment programs, will be operated out of MLM. The company’s focus is to help patients with specific cosmetic skin conditions, as well as relief of muscle and joint pain and muscle spasm and inflammation. MLM’s manufacturer consists of a group of engineers with decades of experience in laser research and manufacturing that have been providing customized laser products to a wide variety of universities and labs.

About Medifirst Solutions, Inc.

Medifirst Solutions, Inc. is a Nevada corporation that is headquartered in New Jersey. The company seeks innovative medical and healthcare products and technologies which are targeted to both medical and healthcare professionals, as well as everyday consumers. Medifirst is developing and establishing both consumer and professional medical cliental that can serve as a pipeline that will allow for distribution of future products and services. For more details visit www.medifirstsolutions.com for more information.

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Forward-Looking Statements: The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements.